Baran Group Ltd.

8 Haomarim St., Omer 84965
Tel: +972-8-6200-200
Fax: +972-8-6200-201

Date: 2.10.2003

To	To	To
The Securities Exchange Authority	Tel Aviv Stock Exchange	The Companies Registrar
22 Canfay Hanesharim St	54 Ehad Ha’am St	P.O.Box 28178
Jerusalem- 95464	Tel-Aviv- 65202	Jerusalem- 91280

Fax: +972-2-6513940	Fax: +972-3-5105379

Re: An amended Immediate Report of Baran Group Ltd. ID# 52-003725-0.

We hereby file an amended immediate report, on behalf of our client Baran Group Ltd. (hereinafter: the “Company”), as follows:

1.	On 01.30.03 the Company filed an immediate report and an invitation for a general special meeting (hereinafter: the “Report”).

2.	In the Report a mistake occurred and anyone who is a shareholder of the Company on February 13th, 2003, will be entitled to participate in the general special meeting and vote, as opposed to what appears in the Report.

3.	The other details contained in the immediate report and the invitation, including the agenda for the Meeting, have not been changed.

Sincerely yours,

Haim Assael, Adv.